EXHIBIT 99.2

CONSENT IN LIEU OF SHAREHOLDERS' MEETING

(MAJORITY SHAREHOLDER)

WETRADE GROUP INC.

Pursuant to the bylaws of the corporation and Wyoming statutes, we, the holders of the number of shares of stock of WETRADE GROUP INC. set forth after our signatures, and as the holders of a majority  (95.81%) of the outstanding shares of the voting stock of the Corporation entitled to vote at a meeting of shareholders, do hereby consent to the following action as approved in a resolution adopted by the Board of Directors in its WRITTEN CONSENT TO ACTION WITHOUT MEETING OF WETRADE GROUP INC. dated August 13, 2020 The text of the Board's resolution states:

RESOLVED, that the Company authorize and enact a 3 for 1 forward split of its shares of Common Stock (the “forward stock split”); and be it further

RESOLVED, that the record date and time of the forward stock split be August 13, 2020 at 9:00 a.m. EST; and be it further

RESOLVED, that both the effective date and time, and payable date and time, of the forward stock split be  August 28, 2020 at 9:00 a.m. EST; and be it further

RESOLVED, that if, as a result of the forward stock split, any shareholder holds a non-whole number of shares, that the shareholder be issued an additional fraction of a share sufficient to increase the number of shares held by the shareholder to the next whole number of shares; and be it further

RESOLVED, that the Company’s CEO, Dai Zheng, send a conformed copy of this resolution to the Company’s transfer agent, Globex Transfer LLC; and be it further

RESOLVED, that the forward stock split will not in any way affect the stated par value or number of authorized shares or in any other way change, alter or otherwise amend the Company’s Articles of Incorporation in the state of Wyoming, and that therefore no amendment to the Articles of Incorporation is required; and be it further

RESOLVED, that the directors of this Company are empowered and directed, in the name of and on behalf of the Company, to execute and sign this Resolution; and the officers and directors of the Company are empowered and directed in the name and on behalf of the Company to execute and deliver all documents, to make all payments, and to perform and otherwise act as necessary to carry out the purposes and intent of this Resolution, and all such acts and doings of the officers of the Company consistent with the purpose of this Resolution are hereby authorized, approved, ratified and confirmed in all respects.

IN WITNESS WHEREFORE, the undersigned, being the Majority Shareholder of WETRADE GROUP INC., has signed this consent on the date indicated below effective this 13th day of August 2020.

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WETRADE GROUP INC.

By:	/s/ Dai Zheng
Dai Zheng
Director/CEO

87,669,663 shares owned  (86.15% percent of total shares)

By:	/s/ Li Zhou
Li Zhou
Director/COO

4,916,500 shares owned (4.83%of total shares)

By:	/s/ Kean Tat Che
Kean Tat Che
Director/CFO

4,916,500 shares owned (4.83% of total shares)

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